EXHIBIT 99.1

   GYRODYNE COMPANY OF AMERICA, INC. AND BULLDOG INVESTORS ANNOUNCE AGREEMENT

ST. JAMES, New York, October 28, 2008 - Gyrodyne Company of America, Inc. (NASDAQ: GYRO) and the Bulldog investors group, which owns approximately 17% of Gyrodyne's outstanding shares, announced today that they have entered into an agreement pursuant to which a new independent director, Mr. Naveen Bhatia, will be nominated to serve on Gyrodyne's Board of Directors.

Under the agreement, Mr. Naveen Bhatia will be included on the Board's slate of nominees for the 2008 Annual Meeting of Shareholders to serve in the class of directors with terms ending in 2011.

Mr. Bhatia was a Co-Founder and Partner of Eagle Lake Capital, LLC, an investment management firm focused on value investing across the capital structure. Prior to co-founding Eagle Lake Capital, Mr. Bhatia served as a member of the Restructuring Group at Rothschild Inc.

Mr. Bhatia said "Gyrodyne holds a unique collection of assets with significant tax attributes. There are tremendous investment opportunities available to deploy Gyrodyne's capital in a tax-efficient manner, and I am looking forward to working with the management team and Board to maximize shareholder value over the long term."

"We are pleased to have reached this agreement, which we believe is in the best interests of all Gyrodyne shareholders," said Gyrodyne Chairman Paul Lamb. "We look forward to working with Mr. Bhatia to continue to improve the Company's performance and enhance shareholder value."

"I have known Mr. Bhatia for many years. He will bring much to Gyrodyne. He will add perspective in the investment arena and functional expertise which will strengthen the Board. This is a win-win for Gyrodyne," said Gyrodyne COO, Peter Pitsiokos.

Phillip Goldstein, a principal of Bulldog Investors, commented: "We have long believed that Gyrodyne's intrinsic value is much greater than the value reflected by its stock price. The addition of a significant shareholder like Mr. Bhatia to the Board is an important step to closing this gap and maximizing shareholder value."

Mr. Bhatia will be nominated for the director seat currently held by Mr. Robert
H. Beyer, who is retiring after thirty-one years of service to Gyrodyne.

"The current directors want to take this opportunity to express their sincere appreciation to Mr. Beyer for his many years of valuable service. He has been a valuable resource to our Board and the Company and we are grateful for his contributions," said Stephen Maroney, the Company's President and Chief Executive Officer.

Under the agreement, the Bulldog group of investors has agreed to comply with certain standstill restrictions with respect to their ownership of Gyrodyne stock and certain other matters. Additional information relating to the agreement with Bulldog will be contained in a Form 8-K to be filed by Gyrodyne with the Securities and Exchange Commission.

About the Company

Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island. The Company also owns ten medical office buildings in Port Jefferson Station, New York and five medical office buildings in Cortlandt Manor, New York. The Company is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. The Company is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statements

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital in order to develop the existing real estate and other risks detailed from time to time in Gyrodyne's SEC reports.

CONTACT: Peter Pitsiokos, 631-584-5400